Exhibit 99.1

FOR IMMEDIATE RELEASE:

Stanley Furniture Company, Inc.

July 28, 2015

Investor Contact:  Anita W. Wimmer

(336) 884-7698

STANLEY FURNITURE ANNOUNCES

SECOND QUARTER 2015 RESULTS

Company now profitable and planning for growth

High Point, NC, July 28, 2015/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the second quarter of 2015.

After exiting the first quarter with headwinds from inclement weather and the West Coast port strike, Stanley Furniture reported both operating and net profits for the second quarter of 2015.

“After only a few quarters of operating in our new business model focused on design, marketing and sourcing, our company is now operating profitably and generating earnings for our shareholders,” said Glenn Prillaman, President and Chief Executive Officer.  “The demand for case goods in traditional channels of distribution remains difficult to predict, yet the initiatives we have underway give us confidence in our plan for this year’s growth and profitability.”

The expansion of the company’s case goods product line into the nursery and youth category is expected to help fuel future sales gains. Orders from large regional retailers and smaller independent stores alike continue to support the launch of this new product line, which began shipping from overseas in early July. Initial testing of the company’s new consumer marketing platform continues.  This effort is focused on driving consumer traffic from the web to the company’s wholesale customer base. Several other initiatives specifically targeted for growth in one or more channels of distribution are also scheduled for launch this year.

“Management made a lot of progress in the period,” continued Prillaman. “We improved our margins considerably, kept our spending in check, completed the sale of the inventory associated with our discontinued product line and remained in a very healthy cash position.”

Second quarter 2015 financial results:

•

Net sales were $15.1 million, down 5.6% from prior year.

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Gross profit improved to 25.4% compared to 17.0% in the prior year second quarter.

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Selling, general and administrative expenses were $3.5 million, or 22.8% of net sales, compared to $4.2 million, or 26.1% of net sales in the prior year comparable quarter.

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Operating income was $387,000, or 2.6% of net sales, compared to an operating loss of $1.5 million in the prior year second quarter.

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Net income from continuing operations was $1.3 million, which included the receipt of $1.1 million in distributions to the company related to the Continued Dumping Subsidy Offset Act of 2000 (CDSOA).

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As of June 27, 2015, the company’s financial position reflected $5.5 million in cash and restricted cash and $20.5 million in net cash surrender value on life insurance policies.

Year-to-date 2015 financial results:

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Net sales were $29.8 million, down 2.8% from prior year.

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Operating loss was $276,000 compared to operating loss of $2.8 million last year.

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Net Income from continuing operations was $4.0 million, including the receipt of $4.9 million in CDSOA proceeds, compared to a net loss of $3.9 million in the prior year six months.

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Proceeds received in the CDSOA distribution during the first half were used to pay down policy loans on life insurance policies used to fund the company’s legacy deferred compensation plan.

“This quarter represents a significant milestone for our company,” commented Prillaman. “We have turned the corner on what has been a tremendously challenging transition into what the Stanley brand represents in the home furnishings marketplace today. We enjoy the goodwill of over 90 years of serving our customers and we are focused on attracting and retaining customers to drive growth.”

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and sourcing resource in the upscale segment of the wood residential market. The company offers a diversified product line supported by an overseas sourcing model.  The company distributes and markets its Stanley Furniture brand through a network of carefully chosen retailers and interior designers worldwide.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Conference Call Details

The company will host a conference call Wednesday morning, July 29, 2015, at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through August 29, 2015) is (877) 660-6853, the conference number is 13611718.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure.  Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014

Net sales	$15,133	$16,033	$29,805	$30,675

Cost of sales	11,294	13,308	22,983	25,012

Gross profit	3,839	2,725	6,822	5,663

Selling, general and administrative expenses	3,452	4,183	7,098	8,461

Operating income (loss)	387	(1,458)	(276)	(2,798)

CDSOA income, net	1,076	-	4,896	-
Other income (expense), net	29	(19)	40	312
Interest expense, net	210	731	540	1,457
Income (loss) from continuing operations before income taxes	1,282	(2,208)	4,120	(3,943)
Income tax expense (benefit)	14	(11)	79	(21)

Net income (loss) from continuing operations	1,268	(2,197)	4,041	(3,922)

Net income (loss) from discontinued operations	35	(17,303)	(83)	(20,204)

Net income (loss)	$1,303	$(19,500)	$3,958	$(24,126)

Diluted income (loss) per share:
Income (loss) from continuing operations	$.09	$(.16)	$.28	$(.28)
Loss from discontinued operations	-	(1.22)	(.01)	(1.42)
Diluted income (loss) per share	$.09	$(1.38)	$.27	$(1.70)

Diluted weighted average number of shares	14,497	14,167	14,461	14,165

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	June 27,	December 31,
	2015	2014

Assets
Current assets:
Cash and equivalents	$4,830	$5,584
Restricted cash	663	1,190
Accounts receivable, net	7,334	5,853
Inventories	22,665	24,216
Assets of discontinued operations	100	1,373
Prepaid expenses and other current assets	935	890
Deferred income taxes	47	66

Total current assets	36,574	39,172

Property, plant and equipment, net	1,898	1,990
Cash surrender value of life insurance, net	20,517	15,129
Other assets	3,288	3,416

Total assets	$62,277	$59,707

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,166	$6,425
Liabilities of discontinued operations	32	93
Accrued expenses	2,166	3,175

Total current liabilities	8,364	9,693

Deferred income taxes	47	66
Other long-term liabilities	8,511	8,969

Stockholders' equity	45,355	40,979

Total liabilities and stockholders' equity	$62,277	$59,707

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	June 27,	June 28,
	2015	2014
Cash flows from operating activities:
Cash received from customers	$28,042	$29,197
Cash paid to suppliers and employees	(30,309)	(34,709)
Cash from Continued Dumping and Subsidy Offset Act	4,896	-
Interest (paid) received, net	(670)	(2,882)
Income taxes (paid) received, net	(90)	-
Net cash provided (used) by operating activities	1,869	(8,394)

Cash flows from investing activities:
Sale of short-term investments	-	10,000
Decrease in restricted cash	527	547
Purchase of other assets	-	(44)
Net cash provided by investing activities	527	10,503

Cash flows from financing activities:
Payment of insurance policy loans	(4,279)	-
Proceeds from insurance policy loans	-	2,701
Net cash (used) provided by financing activities	(4,279)	2,701

Cash flows from discontinued operations:
Net cash provided (used) by discontinued operations	1,129	(134)

Net (decrease) increase in cash and equivalents	(754)	4,676
Cash and equivalents at beginning of period	5,584	7,218

Cash and equivalents at end of period	$4,830	$11,894

Reconciliation of net income (loss) to net cash provided (used) by operating activities:
Net income (loss)	$3,958	$(24,126)

Loss from discontinued operations	83	20,204
Depreciation and amortization	234	323
Stock-based compensation	406	455
Changes in assets and liabilities	(2,812)	(5,250)
Net cash provided (used) by operating activities	$1,869	$(8,394)